Exhibit 2(b)
                             Digital Reporting, Inc.
                                 225 Park Avenue
                                    Suite 211
                               New York, NY 10169
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September 20, 1996


R & D Industries, Inc. 1824 130th Avenue NE, Suite 2 Bellevue, WA 98005

Dear Messrs.  Dauenhauer and Routh:

The purpose of this letter is to confirm the intentions of the parties hereto with respect to the acquisition by Digital Reporting, Inc. (the "Buyer"), or its assignees, of all the shares of capital stock (the "Shares") of R & D Industries, Inc. ("RDI"). RDI presently owns and operates several locations engaged in the sale, installation and service of computer hardware, software, and network products. The specific locations are identified on Schedule "A" annexed hereto. All of the Shares are presently owned by Messrs. Dauenhauer and Routh (collectively the "Shareholders"). The principal terms of the Buyer's acquisition of the Shares from the Shareholders would be as follows:

1 .     Description of Transaction

Buyer would acquire free and clear of any liens, pledges, claims, encumbrances and/or security interests of any nature, the Shares from the Shareholders in consideration of the issuance of shares of the Buyer's securities as described below.

         2.       Reorganization Agreement

2.1 The transaction is subject to the terms and conditions of a detailed reorganization agreement ("Agreement") which will provide in part that:

         (a) Upon closing of the Transaction ("Closing"), the buyer will acquire 100% of the Shares in exchange for the issuance to the Shareholders, or their designees equivalent to $2,500,000 in cash and stocks as described below. Due to an inventory adjustment as disclosed in a memorandum dated September 4, 1996, attached as "Exhibit B", the acquisition price would be adjusted up or down for being over or under the Tangible Net Worth, as described in paragraph (e).








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Cash Distribution:

* Bill Dauenhauer and Rod Routh will each receive $500,000, to be paid in two installments of $250,000 to each of (i) $250.000 at closing and (ii) $250,000 90 days after the closing.

Stock Distribution:

*       Bill Dauenhauer and Rod Roth will each receive stock valued at $750,000.

The stock price will be based upon the average price ten trading days prior to the closing and price protection (downside protection) will be provided for three years or up to the time the stock become available for trading by Bill and Rod.

(b) Bill will enter into an employment agreement of $150,000 for a three year period with incentives to be negotiated (to include health benefits, vacation, stock options, etc.).

Rod will receive dental and health coverage for three years. The Chevy Suburban will be transferred to him at closing.

(c) RDI will be required to deliver, prior to the Closing; consolidated audited financial statements on behalf on RDI prepared in accordance with generally accepted accounting principles and applicable Securities and Exchange Commission regulation covering RDI's prior two fiscal years as well as any unaudited quarterly stub period. In the case that RDI is required to have three years of audited statement per SEC regulations, RDI will be advised so.

(d) The Buyer will acquire all of RDI's right, title and interest to all trademarks, web pages and all other computer related assets.

             (e) As a pre condition of the closing, RDI represents the following will be delivered at the closing:

*            Tangible net worth of RDI will be $1.0 to $1.2 million,

*            1995 sales revenues of $47 million (via audited statement)

*            Projected sales of revenues for 1996 of $50 million.

(f) The Closing of the Transaction would also be subject to approval by the Board of Directors and Shareholders of RDI as well as the Buyer and Seller being satisfied with the results of its "Due Diligence" investigation of each other's business, liabilities, properties and assets.








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



                  (g)  Closing will be subject to the approval of the following:

           * RDI is presently in negotiation with Deutsche Financial Services to replace First Interstate Bank of Washington as our "Working Capital" lender. With either lender, this transaction with Digital is contingent on the approval of (a) the lender, and (b) the lender waiving Rod Routh's and Bill Dauenhauer's personal guarantee.

           *      Hewlett Packard (authorization)

2.2 The Agreement will be prepared by Tenzer, Greenblatt LLP and will contain the terms set forth herein and other mutually acceptable and customary provisions including, but not limited, representations and warranties of each party to the other, undertaking of each party as to the conduct of their respective businesses and operations prior to the Transaction, conditions precedent to the Transaction and other customary terms.

3.       Confidential Agreement

Digital Reporting, Inc. will be required to sign a confidentiality agreement before any financials and company's records are made available for review.

4.       Due Diligence

RDI and the Shareholders each agree to make available for inspection to the Buyer and its representatives all corporate books, records, documents, and assets of RDI and will otherwise afford Buyer and its respective representatives reasonable access to all documentation, contracts, agreements, patents, patent applications and all other information concerning the business, financial and legal conditions of RDI for the purpose of satisfying the consummating the proposed transaction acquisition. The Buyer agrees not to use for its own benefit, except for matters related to his Letter of Intent and the Agreement, any information or documentation obtained in connection with any such investigation.

Digital Reporting, Inc. will make available all corporate books, records and documents for inspection to RDI prior to the closing.

5.       Good Faith of Buyer

As long as Buyer is proceeding in good faith diligently and in a timely manner with respect to the Transaction contemplated hereby, neither RDI nor the Shareholders may sell, agree to sell or enter into any arrangements or negotiations of any type relating to (i) the sale of RDI's assets (other than in the ordinary course of business); (ii) the sale, pledge and/or hypothecation of the Shares and/or any interest in the Shares; (Hi) a material change in RDI's business; (iv) the increase of any material liabilities or obligations of RDI other than in the ordinary course; or (v) the issuance of any shares of capital stock, other securities, and/or securities convertible into capital stock of RDI (including any merger or consolidation except for transactions with the Buyer).






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6.      Nature of this Letter

It is understood that this document is a Letter of Intent and merely constitutes a statement of mutual intentions of the parties with respect to the proposed transactions herein above. This Letter of Intent does not contain all matters upon which agreement must be reached and hence, creates no binding rights in favor of either party. A binding Agreement with respect to proposed transactions will result only after the execution by the parties of such Agreement, subject to the terms and conditions set forth in such Agreement.

7.      Amendment and CountgMart Execution

This Letter of Intent may be executed by the parties in counterparts, all of which shall constitute one and the same original. The terms of this Letter of Intent may be amended, modified or waived only in writing executed by the parties hereto.

If the foregoing correctly sets forth the material terms of your understanding of the proposed transactions, and if such terms are acceptable to you, please execute two originals of this letter and return one executed to the undersigned. We look forward to a fruitful reorganization of our firms.

Accepted and Agreed to                                  Digital Reporting, Inc.
this 20th day of September, 1996

                            By:        /s/
                            Preston Kassem, Director


                            By:        /s/
                            Kevin Ruggiero, Director


                            By:         /s/
                            Dominick P. Pope, Director, President


Accepted and Agreed to                        R & D Industries, Inc.
this 25th day of   Sept 1996

                               By:        /s/
                               Rod Routh, Co-owner



                                 By:        /s/
                               Bill Dauenhauer, Vice-President, Co-owner





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                                   Schedule A


Name of Entity
Which Owns Location                                        Computer Locations

                                                          1824 130th Avenue NE
                                                          Bellevue, WA

                                                          East 10807 Montgomery
                                                          Spokane, WA

                                                          8066 SW Nimbas Avenue
                                                          Beaverton, OR

                                                          7285 S. Revere Parkway
                                                          Englewood, CO

                                                          3578 South 500 West
                                                          Salt Lake City, UT



















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SEP-04-1996       13:30             R & D INDUSTRIES, INC.
RDI             R & D INDUSTRIES INC
--------------------------------------------------------------------------------

                                    EXHIBIT B


         DATE:    SEPTEMBER 4, 1996

              TO:          DIGITAL RFPORTING, INC.

         ATTN:    KEVIN RUGGIERO

             CC:  BILL DAUENHAUER, RDI

           FROM:  ROD ROUTH, RDI,

      SUBJECT:    OBSOLETE/DEMO  USED INVENTORY,  AT 12/31/95 & 6/30/96

                  IN REVIEWING THE POSSIBILITIES OF "HOW TO DISPOSE OF" THE ABOVE SUBJECT INVENTORY, I HAVE FOUND THE FOLLOWING:

                  1.       SELL TO LOCAL & NATIONAL "RE-MARKETERS",
                  2.       DONATE TO EDUCATIONAL CHARITABLE ORGANIZATIONS, OR
                  3.       SELL TO A THIRD WORLD COUNTRY MARKET, PROBABLY THRU A
                           BROKER,
                  4.       SELL VIA COMPUTERPRICES.COM OVER THE INTERNET

                  A CONSERVATIVE ESTIMATE, FOR PURPOSES OF THIS EXERCISE, IS THAT THE NET PROCEEDS TO RDI WOULD BE $200,000 BEFORE TAXES. THIS WOULD RESULT IN AN ESTIMATED FEDERAL INCOME TAX SAVINGS/CREDIT OF $300,000. THIS AMOUNT WOULD BE ADJUSTED UP/DOWN BY SALES OF THIS INVENTORY PRIOR TO CLOSING. HOWEVER, SINCE THIS IS A "SUB S" CORPORATION, THE REFUND CANNOT BE BOOKED IN THE COMPANY FINANCIAL RECORDS. THE OWNERS OF RDI (DAUENHAUER & ROUTH) WOULD ADJUST THE SALES DOLLARS BY THE REFUND THAT WOULD BE CARRIED BACK/FORWARD.

                  PLEASE SIGN AND DATE TO ACKNOWLEDGE RECEIPT OF THE MEMO.

                  DIGITAL REPORTING, INC.

                  BY:         /s/ Kevin Ruggiero          DATE: SEPTEMBER   1996
                      --------------------------

1824 130TH AVE NE-SUITE 2-BELLEVIEW WA 98005-(206) 881 8490 - FAX (206) 869 6565


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